Exhibit 99.1

2 North Riverside Plaza, Suite 1300 • Chicago IL 60606 • 800-458-2235 • www.freightcaramerica.com

MEDIA CONTACT	Thomas P. McCarthy
TELEPHONE	(800) 458-2235
FOR IMMEDIATE RELEASE	October 23, 2013

FreightCar America, Inc. Announces New Organizational Structure

CHICAGO, October 23, 2013 – FreightCar America, Inc. (NASDAQ: RAIL) today announced a new organizational structure to better align the company’s resources with its strategic priorities.

The new structure involves the realignment of various functions and the creation of new leadership roles, each of which will report to Joseph (Joe) E. McNeely, President and Chief Executive Officer. The changes include the implementation of a leaner organization structure, the creation of a new railcar product development function and the realignment of the company’s repair and parts businesses.

In the new structure, Sean Hankinson, currently Vice President of Sales, North America, will serve as the Vice President, Manufacturing Operations where he will be responsible for Railcar Production and Engineering, Purchasing, Quality, and Environmental, Health and Safety (EH&S). Mr. Hankinson, who has been with FreightCar America for 21 years, has held various positions in the areas of manufacturing engineering, operations leadership and sales. To ensure continuity of customer service, Theodore W. Baun, the company’s Senior Vice President, Marketing and Sales, will assume direct responsibility for Mr. Hankinson’s current North American sales leadership activities.

Gregory P. Josephson, who most recently served as the Senior Manager of Product Development, will serve as the Vice President, New Product Development, and will oversee all new railcar product development. In this role, he will oversee a dedicated cross functional team to identify and bring new railcar types to market. Mr. Josephson has more than 18 years of experience at FreightCar America, holding various positions in Engineering.

The railcar Repair Business will be led by James T. Allen who will serve as General Manager of the business. Mr. Allen joined FreightCar America in 2012 as the General Manager for repair shop operations. Previously, he gained significant railcar repair and repair operations experience by leading those functions during his 20 years at GATX.

The company is also realigning its parts operations under a newly created Parts Business. An active search is currently underway to identify a leader for this business.

“This new approach better aligns FreightCar America’s organizational structure with the company’s strategic priorities,” said Mr. McNeely. “Importantly, these changes highlight our commitment to new product development – particularly as we seek to expand our non-coal car products – and better position FreightCar America to respond quickly to the changing dynamics in the marketplace and to more effectively serve our customers. Moreover, by creating clear lines of accountability and greater operational efficiencies across our business, we will be well-positioned to drive profitable growth and increase shareholder value.”

Mr. McNeely added, “I’d also like to recognize Sean, Greg and James on their promotions – each individual brings extensive industry and company experience to his new position and is ideally suited to guide their respective functions. I look forward to working closely with them, and the rest of the team, as we build on our strong platform for the future.”

As part of the organizational structure changes, Terrence G. Heidkamp, Senior Vice President, Operations announced that he will be leaving FreightCar America to pursue other opportunities, effective at the end of October.

Commenting on Mr. Heidkamp’s departure, Mr. McNeely said, “We would like to thank Terry for his contributions and dedication to FreightCar America during a period of rapid change for the company, and we wish him well in his future endeavors.”

FreightCar America, Inc. manufactures railroad freight cars, supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary, and provides railcar maintenance, repairs and management through its FreightCar Rail Services, LLC subsidiary. FreightCar America designs and builds coal cars, bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in the following locations: Clinton, Indiana, Cherokee, Alabama, Danville, Illinois, Lakewood, Colorado, Grand Island, Nebraska, Hastings, Nebraska, Johnstown, Pennsylvania, and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

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